Exhibit 99

Media Contact:    Tom Robinson
   816-556-2902

Investor Contact:    Todd Kobayashi
   816-556-2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY RESULTS DRIVEN
BY STRONG WHOLESALE PERFORMANCE

New Strategic Intent Unveiled

Kansas City, MO, July 26, 2004 – Great Plains Energy Incorporated (NYSE:GXP) today announced second quarter 2004 earnings of $41.2 million. Second quarter earnings were off 18% compared to earnings in the same period in 2003 of $50.5 million, due to a $17.8 million contribution in 2003 from unusual items including a $25.9 million contribution related to DTI Holdings, Inc. Earnings per share for the second quarter of 2004 were $0.59 compared to $0.73 for the same period in 2003.

Ongoing earnings for the second quarter of 2004, defined as Generally Accepted Accounting Principles (GAAP) earnings adjusted for certain unusual items, were $41.0 million, up 26% compared to $32.7 million in the second quarter of 2003. Ongoing earnings per share were $0.59 compared to $0.48 in the same period of 2003.

For the six months ended June 30, 2004, earnings were $68.1 million, up approximately 5% compared to earnings for the same period last year of $64.6 million and earnings per share were $0.98 compared to $0.93, respectively. The Company’s ongoing earnings for the first six months were $70.1 million, up 29% compared to 2003 ongoing earnings for the same period of $54.3 million and ongoing earnings per share were $1.01 compared to $0.79, respectively.

The increases in quarterly and year to date ongoing earnings compared to the same periods in 2003 were driven primarily by higher wholesale revenues and favorable weather at Kansas City Power & Light (KCP&L). These factors were partially offset by increased pension expenses and increased holding company expenses. In addition to these items, earnings for the year to date period were reduced by a first quarter write down of the KLT Gas portfolio, impacting earnings by $1.2 million. KLT Gas operating losses over the six-month period were approximately $0.8 million. Earnings for the first six months of 2003 also reflect a $10.3 million contribution from unusual items.

For 2004, the Company affirms ongoing earnings guidance to be in the range of $2.23 to $2.35 per share.

Second Quarter Highlights:

—	Great Plains Energy reported ongoing earnings up 26%

—	KCP&L reported second quarter wholesale revenues up 54%

—	Strategic Energy reported MWh’s delivered up 32%

—	Great Plains Energy issued $313.6 million in common stock and FELINE PRIDESSM to retire debt.

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Commenting on the results, Chairman Michael Chesser said, “Availability and capacity at KCP&L’s fleet continues to be very strong, resulting in substantial wholesale revenues.” He continued, “We are benefiting from the diversity in having regulated and competitive businesses. The persistently high price of natural gas has created a challenging environment for Strategic Energy, yet has produced higher wholesale revenues at the utility.”

Great Plains Energy Strategic Intent

Great Plains Energy also unveiled its long-range strategic intent. The comprehensive plan includes several key strategies:

—	To be among the industry leaders in supplying and delivering electricity to customers. The regulated and competitive businesses will provide collaborative and innovative energy solutions. While the utility business fulfills its responsibility to serve a growing base of customers, the competitive business will capitalize on growth opportunities in markets that have choice.

—	To form an “energy partnership” with our customers using technologies and programs that allow us to better understand our customers and to better manage the flow of information and energy between us. This approach will create a future delivery system for our utility customers and innovative products and services for our retail customers.

—	To manage the generation of electricity with a diverse portfolio of options to ensure the right balance of affordable and reliable power with environmental stewardship.

—	To do our part in protecting the well being of the residents and businesses in our region by adopting new technologies that reduces power plant emissions impacting air quality and investing in continuous environmental improvements.

—	To be collaborative partners in working with everyone who has a vested interest in our business and be known as a company that listens, thinks ahead, delivers extraordinary service, and is passionate about developing solutions that benefit customers, communities and our Company.

Chesser said, “The plan continues to build on the Company’s foundation towards a culture that emphasizes greater innovation and collaboration with all stakeholders in identifying solutions for long-term challenges. We are committed to balancing and delivering attractive shareholder results with economic and environmental vitality for our communities, personal and professional growth for our employees, and affordable and reliable electricity for our customers.”

For more information concerning the strategic intent, refer to www.greatplainsenergy.com.

Kansas City Power & Light

KCP&L, an integrated, regulated electric utility, earned $32.6 million, up 46% in the second quarter of 2004 compared to $22.3 million in the same period last year. Earnings per share in the second quarter 2004 were $0.47 compared to $0.32 in 2003. Second quarter 2004 revenues were $274.7 million, up 11% compared to $247.3 million in the same quarter last year.

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Compared to the second quarter last year, wholesale revenues increased 54% due to the combination of 37% higher market prices and 21% more MWh’s sold. Fewer planned and unplanned plant outages led to availability and capacity gains in the coal base load fleet and an increased volume of MWh’s available to sell wholesale. Equivalent availability and the capacity factor for the coal base load fleet were 79% and 75%, respectively, in the second quarter of this year compared to 72% and 66%, respectively, in last year’s quarter. Retail revenues were 4% higher than the same quarter last year, but up 2% excluding the affects of weather. KCP&L’s second quarter 2004 earnings were negatively affected by increased pension expense of $1.3 million.

For the six months ended June 30, 2004, KCP&L’s earnings were $54.2 million, up 52% compared to $35.7 million in the same period last year. At mid-year, earnings per share were $0.78 in 2004 compared to $0.52 in 2003. Year to date wholesale revenues increased to $103.6 million, up 32% over last year’s period. These results reflect an 11% increase in average wholesale power prices and an 18% increase in MWh’s sold compared to the same period last year. Equivalent availability and the capacity factor for the coal base load fleet were 81% and 78%, respectively, for the first six months of this year compared to 74% and 69%, respectively, in last year’s period. KCP&L’s 2004 year to date earnings were impacted by increased pension expense of $1.9 million and by $8.0 million of other operational expenses including transmission and storm related expenses.

Strategic Energy

Strategic Energy, a competitive electricity provider, continued its solid performance in competitive markets. Second quarter revenues were $338.5 million, up 33% driven by a 32% increase in MWh’s delivered compared to the same period last year. Earnings for the second quarter were $9.3 million, or $0.13 per share compared to earnings of $9.6 million, or $0.14 per share, in the same quarter last year. The higher revenues were slightly more than offset by an 18% decline in gross margin per MWh to approximately $6.20 compared to $7.60 in the same period last year, and by a 31% increase in operating expenses driven mainly by the addition of new sales and operating personnel.

For the first two quarters of 2004, Strategic Energy’s earnings were $18.6 million, or $0.27 per share, compared to earnings of $19.4 million, or $0.28 per share, for the same period in 2003. Year to date revenues were up 31% driven by 24% higher MWh’s delivered to $633.0 million compared to $484.4 million in the same period of 2003. The higher revenues were slightly more than offset by a 15% decline in gross margin per MWh to approximately $6.50 compared to $7.65 in the same period last year, and by a 28% increase in operating expenses driven mainly by new sales and operating personnel.

The moderate decline in quarterly earnings was driven primarily by reduced gross margin per MWh of approximately $6.20 in the quarter compared to $7.60 in the same period last year. In addition to the expected roll-off of older, higher margin contracts, the persistent environment of relatively high wholesale electricity prices and increased competition impacted average margins on new customers. Higher wholesale energy prices have reduced savings available to customers in some markets compared to prevailing utility rates creating more customer price sensitivity and reducing average contract lengths and the rate of backlog growth. Due to these factors, Strategic Energy’s average gross margin for the year is expected to be at the lower end of the $6.20-$6.50 projection and earnings per share is also expected to be at the lower end of the $0.57-$0.60 segment guidance.

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Strategic Energy made modest progress on building future backlog for deliveries in the quarter due primarily to the difficult current environment in competitive supply. At June 30, the combination of MWhs delivered and contracted backlog for 2004 was approximately 19.3 million MWhs, compared to 18.1 million at the end of last quarter. This figure is already within the 2004 target of 19-21 million MWhs delivered. Backlog for 2005 was approximately 12.8 million MWh’s compared to 12.0 million MWh’s at the end of the first quarter.

Commenting on the subsidiary, Chesser said, “Strategic Energy has responded to changing customer requirements by providing a broader mix of flexible products to help customers manage their needs in a higher price environment. We continue to focus on our niche of small to mid-sized customers.” Commenting further, “When reviewing the long-term opportunities for this company, we have confidence in the business due to the potential market growth and our outstanding track record.”

Non-GAAP Financial Measure

Great Plains Energy provides in its quarterly earnings releases descriptions of “ongoing earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of ongoing earnings. Ongoing earnings are a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of certain unusual items. Ongoing earnings for historical periods are reconciled to GAAP earnings for the same periods in the tables on Attachments B and C. Great Plains Energy is unable to reconcile its ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items.

We believe ongoing earnings provide to investors a useful indicator of our results that are comparable among periods because it excludes the effects of unusual items, which may occur on an irregular basis. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. We use ongoing earnings internally to measure performance against budget and in reports for management and the board of directors.

Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; and Strategic Energy LLC, a competitive electricity supplier. The Company’s web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION — Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company’s actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability and deliverability of fuel; ability to achieve generation planning goals

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and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year to Date
	June 30		June 30
	2004	2003	2004	2003

	(thousands)
Operating Revenues
Electric revenues - KCP&L	$274,625	$247,315	$521,160	$481,707
Electric revenues - Strategic Energy	338,029	254,824	632,140	483,776
Other revenues	846	858	1,678	1,722

Total	613,500	502,997	1,154,978	967,205

Operating Expenses
Fuel	42,256	37,110	82,856	74,504
Purchased power - KCP&L	17,353	15,868	29,820	31,941
Purchased power - Strategic Energy	307,404	226,003	571,758	425,946
Other	77,906	70,688	157,640	140,193
Maintenance	23,559	23,798	44,030	46,750
Depreciation and depletion	37,565	35,410	74,085	70,677
General taxes	25,303	23,700	50,024	48,108
Gain on property	(123)	(20,523)	(158)	(20,550)

Total	531,223	412,054	1,010,055	817,569

Operating income	82,277	90,943	144,923	149,636
Non-operating income	1,557	2,313	2,969	3,578
Non-operating expenses	(3,577)	(2,218)	(6,479)	(6,940)
Interest charges	(18,966)	(19,417)	(37,305)	(38,891)

Income from continuing operations before income
taxes, loss from equity investments and minority
interest in subsidiaries	61,291	71,621	104,108	107,383
Income taxes	19,949	10,130	32,112	21,261
Loss from equity investments	(306)	(293)	(613)	(586)
Minority interest in subsidiaries	410	(2,221)	(435)	(4,475)

Income from continuing operations	41,446	58,977	70,948	81,061
Gain (Loss) from discontinued operations, net of
income taxes	159	(8,091)	(2,019)	(15,620)

Net income	41,605	50,886	68,929	65,441
Preferred stock dividend requirements	412	412	823	823

Earnings available for common stock	$41,193	$50,474	$68,106	$64,618

Average number of common shares outstanding	70,193	69,186	69,725	69,188
Basic and diluted earnings per common share
Continuing operations	$0.59	$0.85	$1.01	$1.16
Discontinued operations	-	(0.12)	(0.03)	(0.23)

Basic and diluted earnings per common share	$0.59	$0.73	$0.98	$0.93

Cash dividends per common share	$0.415	$0.415	$0.83	$0.83

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Attachment B

Great Plains Energy
Consolidated Earnings and Earnings Per Share
Three Months Ended June 30

			Earnings per Great
	Earnings		Plains Energy Share

	2004	2003	2004	2003

	(millions)

KCP&L	$32.6	$22.3	$0.47	$0.32
Strategic Energy	9.3	9.6	0.13	0.14
KLT Investments	3.2	3.9	0.04	0.06
Other	(3.7)	23.2	(0.05)	0.34

Earnings from continuing operations	41.4	59.0	0.59	0.86
KLT Gas discontinued operations,
net of income taxes	0.2	(0.6)	-	(0.01)
R. S. Andrews discontinued operations,
net of income taxes	-	(7.5)	-	(0.11)
Preferred dividends	(0.4)	(0.4)	-	(0.01)

Earnings available for common stock	$41.2	$50.5	$0.59	$0.73

Reconciliation of GAAP to Non-GAAP
Earnings available for common stock	$41.2	$50.5	$0.59	$0.73
Reconciling items
KLT - Gas Discontinued operations	(0.2)	0.6	-	0.01
R.S. Andrews - Discontinued operations	-	7.5	-	0.11
Other -- DTI	-	(25.9)	-	(0.37)

Ongoing earnings	$41.0	$32.7	$0.59	$0.48

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Attachment C

Great Plains Energy
Consolidated Earnings and Earnings Per Share
Year Ended June 30

			Earnings per Great
	Earnings		Plains Energy Share

	2004	2003	2004	2003

	(millions)

KCP&L	$54.2	$35.7	$0.78	$0.52
Strategic Energy	18.6	19.4	0.27	0.28
KLT Investments	6.4	6.2	0.09	0.09
Other	(8.3)	19.7	(0.12)	0.28

Earnings from continuing operations	70.9	81.0	1.02	1.17
KLT Gas discontinued operations,
net of income taxes	(2.0)	(6.9)	(0.03)	(0.10)
R. S. Andrews discontinued operations,
net of income taxes	-	(8.7)	-	(0.13)
Preferred dividends	(0.8)	(0.8)	(0.01)	(0.01)

Earnings available for common stock	$68.1	$64.6	$0.98	$0.93

Reconciliation of GAAP to Non-GAAP
Earnings available for common stock	$68.1	$64.6	$0.98	$0.93
Reconciling items
KLT Gas -- Discontinued operations	2.0	6.9	0.03	0.10
R.S. Andrews -- Discontinued operations	-	8.7	-	0.13
Other -- DTI	-	(25.9)	-	(0.37)

Ongoing earnings	$70.1	$54.3	$1.01	$0.79

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Attachment D

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended June 30, 2004

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other

	(millions)
Operating revenues	$613.5	$274.7	$338.5	$0.3
Fuel	(42.3)	(42.3)	-	-
Purchased power	(324.8)	(17.3)	(307.5)	-
Other operating expense	(126.7)	(110.3)	(12.5)	(3.9)
Depreciation and depletion	(37.6)	(36.1)	(1.2)	(0.3)
Gain on property	0.2	0.1	-	0.1

Operating income (loss)	82.3	68.8	17.3	(3.8)
Loss from equity investments	(0.3)	-	-	(0.3)
Non-operating income (expenses)	(1.7)	0.4	(0.7)	(1.4)
Interest charges	(19.0)	(17.0)	(0.2)	(1.8)
Income taxes	(19.9)	(19.6)	(7.1)	6.8
Discontinued operations (KLT Gas)	0.2	-	-	0.2

Net income (loss)	$41.6	$32.6	$9.3	$(0.3)

Earnings (loss) per GPE common share	$0.59	$0.47	$0.13	$(0.01)

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Year to Date June 30, 2004

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other

	(millions)
Operating revenues	$1,155	$521.2	$633.0	$0.8
Fuel	(82.9)	(82.9)	-	-
Purchased power	(601.6)	(29.8)	(571.8)	-
Other operating expense	(251.7)	(217.9)	(24.2)	(9.6)
Depreciation and depletion	(74.1)	(71.8)	(1.8)	(0.5)
Gain on property	0.2	0.1	-	0.1

Operating income (loss)	144.9	118.9	35.2	(9.2)
Loss from equity investments	(0.6)	-	-	(0.6)
Non-operating income (expenses)	(4.0)	1.3	(2.6)	(2.7)
Interest charges	(37.3)	(34.1)	0.3	(3.5)
Income taxes	(32.1)	(31.9)	(14.3)	14.1
Discontinued operations (KLT Gas)	(2.0)	-	-	(2.0)

Net income (loss)	$68.9	$54.2	$18.6	$(3.9)

Earnings (loss) per GPE common share	$0.98	$0.78	$0.27	$(0.07)

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Attachment E

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	June 30	December 31
	2004	2003

	(thousands)
ASSETS
Current Assets
Cash and cash equivalents	$249,588	$114,227
Restricted cash	19,460	20,850
Receivables	247,831	240,344
Fuel inventories, at average cost	23,407	22,543
Materials and supplies, at average cost	51,571	56,599
Deferred income taxes	2,715	686
Assets of discontinued operations	28,117	27,830
Other	62,201	14,293

Total	684,890	497,372

Nonutility Property and Investments
Affordable housing limited partnerships	48,166	52,644
Nuclear decommissioning trust fund	77,090	74,965
Other	44,457	44,428

Total	169,713	172,037

Utility Plant, at Original Cost
Electric	4,789,944	4,700,983
Less-accumulated depreciation	2,137,803	2,082,419

Net utility plant in service	2,652,141	2,618,564
Construction work in progress	50,538	53,250
Nuclear fuel, net of amortization of $120,547 and $113,472	25,030	29,120

Total	2,727,709	2,700,934

Deferred Charges
Regulatory assets	148,753	145,627
Prepaid pension costs	98,367	108,247
Goodwill	86,728	26,105
Other deferred charges	63,514	31,628

Total	397,362	311,607

Total	$3,979,674	$3,681,950

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Attachment E [continued]

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	June 30	December 31
	2004	2003

	(thousands)
LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$17,000	$87,000
Current maturities of long-term debt	212,317	59,303
EIRR bonds classified as current	129,288	129,288
Accounts payable	206,687	186,747
Accrued taxes	62,937	39,886
Accrued interest	12,114	11,937
Accrued payroll and vacations	23,780	34,762
Accrued refueling outage costs	6,962	1,760
Supplier collateral	19,460	20,850
Liabilities of discontinued operations	3,289	4,607
Other	37,146	28,944

Total	730,980	605,084

Deferred Credits and Other Liabilities
Deferred income taxes	616,278	609,333
Deferred investment tax credits	35,579	37,571
Asset retirement obligation	110,128	106,694
Pension liability	91,651	89,488
Other	91,836	79,141

Total	945,472	922,227

Capitalization
Common stock equity
Common stock-150,000,000 shares authorized without par value
74,259,203 and 69,259,203 shares issued, stated value	761,424	611,424
Unearned Compensation	(1,405)	(1,633)
Capital stock premium and expense	(32,444)	(7,240)
Retained earnings	402,175	391,750
Treasury stock-90 and 3,265 shares, at cost	(3)	(121)
Accumulated other comprehensive loss	(28,822)	(36,886)

Total	1,100,925	957,294
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000

Total	39,000	39,000
Long-term debt	1,163,297	1,158,345

Total	2,303,222	2,154,639

Commitments and Contingencies

Total	$3,979,674	$3,681,950

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